For more information contact: Kei Advisors LLC Deborah K. Pawlowski 716.843.3908 Dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE

MOD-PAC CORP. Reports Second Quarter 2006 Financial Results

•	Custom folding cartons product line grows 19.8%

•	Personalized print achieves record quarter of $1.4 million driven by web-based sales

BUFFALO, NY, Wednesday, August 9, 2006 -- MOD-PAC CORP. (NASDAQ: MPAC) a commercial on demand printer and manufacturer of custom paper board packaging, today reported revenue of $11.0 million for the second quarter of 2006, which ended July 1, 2006. This compares with revenue of $16.3 million for the second quarter of 2005. For the second quarter this year, a net loss of $1.0 million, or $0.29 per diluted share, compares with net income of $0.7 million, or $0.18 per diluted share, in the same period last year.

Revenue

Impacting the quarter-to-quarter revenue comparative was $1.8 million in amortization in the second quarter of 2005 for a contract buy-out fee from a former customer that elected to produce its own printed materials. In addition, the second quarter last year included $5.6 million in commercial print sales primarily to its former customer that elected to take its printing in house. The former customer paid $22 million in September 2004 for the contract buyout, and it had been amortized over a 16-month period. In the fourth quarter of 2005, the final $14.1 million of the contract buy-out fee was fully amortized.

Growth in the custom folding carton product line in the 2006 second quarter of $1.2 million, or 19.8%, reached a quarter record of $7.5 million and helped to offset the decline in commercial print and the effect of the contract buy-out fee. Growth was driven by increased volume to new customers and slightly higher prices resulting from higher material costs. The second quarter has tended to be the strongest quarter for custom folding cartons.

Excluding the amortization and royalty fee impacts, commercial print revenue in the second quarter of last year would have been $5.1 million compared with $0.32 million in commercial print in the second quarter of this year. On a sequential basis, commercial print sales grew 50% compared with the first quarter of 2006.

Total web-based sales for this year’s second quarter increased to $0.50 million, a 99% increase from $0.25 million in the second quarter last year and a 33% increase from $0.37 million in the first quarter of 2006. Web-based sales include commercial print sales for MOD-PAC’s website PrintLizard.com® and personalized print sales from its webstore, PartyBasics.com®, and through other internet stores which rely on MOD-PAC to provide their customers with personalized print products such as special event napkins. Other commercial print sales include wholesale sales through various distributor channels. Sales through this channel, which began in January of this year, have been growing monthly. The Company expects that sales through this channel should continue to expand at a healthy rate over the next year and beyond as its web to print services are adopted by its channel partners and as more partners are brought on line. For the first six months of the year, revenue through internet channels has grown 96% year-over-year.

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MOD- PAC CORP. Reports Second Quarter 2006 Financial Results
August 9, 2006

Personalized print sales achieved its second consecutive record quarter with sales of $1.4 million. Sales grew 46.1%, or $0.4 million, compared with the second quarter of 2005 and grew 12%, or $0.2 million, from the first quarter of this year. The increase was primarily the result of the success of its internet wholesale strategy.

Revenue in the second quarter for the stock box product line was $1.7 million, a 7.9% increase from the same period last year. The second quarter is historically the slowest period for sales of this product line.

Daniel G. Keane, President and Chief Executive Officer of MOD-PAC CORP. commented, “We believe our strategy to expand the channels through which we sell our products and to increase the number of products available to each channel is working and beginning to gain traction. We are excited by the inroads we are making in distributor sales of our commercial print line. As we continue to expand the functionality of our private label web to print stores, we expect to accelerate market penetration with our distributors. We also are aggressively pursuing additional channel partners.”

Costs and Expenses

Gross margin for the second quarter of 2006 was 6.7% compared with 19.4% last year, excluding the contract buy-out fee amortization, or 28.5% including the amortization. The decline in gross margin was a result of a number of factors, including the loss in commercial print volume resulting in a current underutilization of manufacturing capacity, as well as changes in product mix and higher costs for paperboard purchases.

Selling, general and administrative (SG&A) expenses were $2.3 million in the second quarter of 2006, or 20.8% of revenue, compared with expenses of $2.8 million, or 17.4% of revenue, in the same period last year. The decrease in absolute expenses was primarily the result of reduced website advertising in the second quarter of this year and a severance expense paid in the second quarter of 2005. Partially offsetting these decreases was stock-based compensation expense of $138 thousand recorded in this quarter due to the adoption of SFAS 123R in 2006.

Six Month Review

For the first six months of the fiscal year, revenue was $22.5 million compared with $32.5 million in the first half of 2005. In the first half of 2005, MOD-PAC fulfilled $10.6 million in commercial print primarily for VistaPrint, received $0.5 million in royalty fees and amortized $3.7 million of the contract buy-out fee. The $10.0 million decline was partially offset by increases in revenue of $3.0 million in custom folding cartons, $0.9 million in personalized print and $0.3 million in stock box products. Excluding the commercial print line and the amortization fee, combined sales of MOD-PAC’s historic core product lines grew $4.2 million, or 24.2%.

Gross margin for the first six months of 2006 was 7.1%, down from 20.4%, excluding the contract buy-out fee amortization, or 29.4% including the amortization. SG&A expenses were $4.9 million in the first half of 2006, a $0.5 million decrease from $5.4 million during the first half of 2005. Net loss for the first six months of the year was $2.2 million, or $.63 per diluted share, compared with net income of $2.2 million, or $.57 per diluted share, for the same period of the previous year.

Liquidity

Cash, cash equivalents and temporary investments decreased from $3.9 million at December 31, 2005, to $2.3 million at the end of the second quarter. Sequentially, cash, cash equivalents and temporary investments increased $1.2 million from the end of the first quarter this year. Included in the increase were income tax refunds of $1.2 million.

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MOD- PAC CORP. Reports Second Quarter 2006 Financial Results
August 9, 2006

Capital expenditures for the quarter were $0.26 million and were $0.37 million for the first six months of 2006, down from $3.0 million in the first six months of 2005. The Company expects capital expenditures to be less than $1.0 million for the full fiscal year. Depreciation and amortization for the quarter and first six months of the year were $1.3 million and $2.6 million, respectively.

The Company believes that cash, cash equivalents and temporary investments, cash flow from operations and the $6 million available on its line of credit are sufficient to meet requirements for the balance of the fiscal year.

There were no share repurchases during the first and second quarters by the Company. The Company has authorization to repurchase 100,885 shares.

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference at 1:30 p.m. ET. During the teleconference, Daniel G. Keane, President and CEO, and David B. Lupp, Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

•
The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (913) 981-5543 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (719) 457-0820 and entering passcode 7051496. The telephonic replay will be available through Wednesday, August 16, 2006 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model. MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand full-color commercial and folding carton print products and services. MOD-PAC, through its large, centralized “SuperPrint” facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations.

MOD-PAC’s key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC’s strategy is to expand its market share by leveraging its capabilities and flexibility to meet the growing customized needs of its customers.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

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MOD- PAC CORP. Reports Second Quarter 2006 Financial Results
August 9, 2006

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended		Six months ended
	7/1/2006	7/2/2005	7/1/2006	7/2/2005
Revenue
Product sales	$10,818	$14,335	$22,233	$28,615
Contract buy-out fee	-	1,833	-	3,667
Rent	139	118	272	220
Total Revenue	10,957	16,286	22,505	32,501
Cost of products sold	10,222	11,651	20,905	22,953
Gross profit	$735	$4,635	$1,600	$9,548
Gross profit margin	6.7%	28.5%	7.1%	29.4%
Selling, general and administrative expense	$2,282	$2,842	$4,902	$5,404
Income from operations	$(1,547)	$1,793	$(3,302)	$4,144
Operating profit margin	-14.1%	11.0%	-14.7%	12.8%
Interest (expense) income, net	$(23)	$9	$(36)	$27
Other income	11	7	47	7
Provision for taxes	(553)	1,122	(1,137)	1,999
Net Income (Loss)	$(1,006)	$687	$(2,154)	$2,179

Basic earnings (loss) per share:	$(0.29)	$0.19	$(0.63)	$0.60
Diluted earnings (loss) per share:	$(0.29)	$0.18	$(0.63)	$0.57

Weighted average diluted shares outstanding	3,443	3,806	3,441	3,794

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(unaudited)

($, in thousands)

	Three Months Ended			Six Months Ended			2006 YTD
	7/1/2006	7/2/2005	% change	7/1/2006	7/2/2005	% change	% of Total

Custom Folding Cartons	$7,474	$6,238	19.8%	$14,616	$11,588	26.1%	65.7%
Commercial Printing	322	5,625	-94.3%	537	11,149	-95.2%	2.4%
Stock Box	1,662	1,541	7.9%	4,505	4,164	8.2%	20.3%
Personalized printing	1,360	931	46.1%	2,574	1,715	50.1%	11.6%

Total	$10,818	$14,335	-24.5%	$22,232	$28,616	-22.3%	100.0%

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MOD- PAC CORP. Reports Second Quarter 2006 Financial Results
August 9, 2006

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET DATA

(in thousands)
	7/1/2006	12/31/2005
	(unaudited)
ASSETS:
Cash and cash equivalents	$1,348	$1,178
Temporary investments	1,000	2,700
Trade accounts receivable:
Customers	4,556	4,425
Allowance for doubtful accounts	(56)	(42)
Net trade accounts receivable	4,500	4,383
Inventories:
Finished goods	1,791	1,583
Work in progress	185	104
Raw materials	1,028	1,201
	3,004	2,888
Refundable income taxes	725	1,199
Prepaid expenses	462	423
Total current assets	11,039	12,771

Property, plant and equipment, at cost	64,729	64,363
Less accumulated depreciation and amortization	(37,239)	(34,678)
Net property, plant and equipment	27,490	29,685
Other assets	1,288	1,268
Total assets	$39,817	$43,724

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long-term debt	$72	$87
Accounts payable	2,833	3,489
Accrued expenses	716	1,696
Total current liabilities	3,621	5,272

Long-term debt	1,940	1,969
Other liabilities	404	428
Deferred income taxes	3,078	3,457
Shareholders' equity	30,774	32,598
Total liabilities and shareholders' equity	$39,817	$43,724

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MOD- PAC CORP. Reports Second Quarter 2006 Financial Results
August 9, 2006

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)
	Six months ended
	7/1/2006	7/2/2005
Cash Flows from Operating Activities:
Net (loss) income	$(2,154)	$2,179
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,582	2,976
Provision for doubtful accounts	14	43
Stock option compensation expense	284	-
Deferred income - VistaPrint contract buy-out fee	-	(3,667)
Deferred income taxes	(379)	1,266
Other liabilities	(24)	26
Cash flow from change in operating assets and liabilities:
Accounts receivables	(131)	(1,688)
Inventories	(116)	224
Prepaid expenses	(39)	(335)
Accounts payable	(656)	1,617
Refundable or payable income taxes	474	(7,126)
Accrued expenses	(980)	(627)
Net cash used in operating activities	$(1,125)	$(5,112)

Cash Flows from Investing Activities
Sale of temporary assets	$1,700	$6,683
Change in other assets	(41)	(12)
Capital expenditures (net)	(366)	(2,964)
Net cash provided by investing activities	$1,293	$3,707

Cash Flows from Financing Activities
Principal payments on long-term debt and capital lease	$(44)	$(42)
Proceeds from issuance of stock	46	376
Purchase of treasury stock	-	(32)
Net cash provided by financing activities	$2	$302

Net increase (decrease) in cash and cash equivalents	170	(1,103)

Cash and cash equivalents at the beginning of year	1,178	2,584
Cash and cash equivalents at end of period	$1,348	$1,481

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